
     As filed with the Securities and Exchange Commission on February 1, 1999
                                                     Registration No. 333 -
-----------------------------------------------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                  --------------------
                                        FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NETSMART TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                              13-3680154
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                          Identification No.)

        146 Nassau Avenue
        Islip, New York                                        11751
   (Address of Principal Executive Offices)                    (Zip Code)

                           1998 Long-Term Incentive Plan
                                (Full Title of Plan)

                               Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger, LLP
                                   605 Third Avenue
                               New York, New York 10158
                                    (212) 953-6000
                                 Fax: (212) 953-6899
 (Name, address and telephone number, including area code, of agent for service)

                                     Copies to:
                Mr. James L. Conway, President and Chief Executive Officer
                             Netsmart Technologies, Inc.
                                146 Nassau Avenue
                              Islip, New York 11751
                                   (516) 968-2000
                                 Fax: (516) 968-2123

                          CALCULATION OF REGISTRATION FEE


                                                           Proposed                  Proposed
  Title of securities                                       maximum                   maximum
        to be               Amount to be                 offering price              aggregate                 Amount of
     registered               registered                    per unit               offering price          registration fee
---------------------------------------------------------------------------------------------------------------------------
 Common Stock, par             280,000                 $      (1)                   $445,782.50              $123.93
 value $.01 per share

(1) Based on the weighted average exercise price of the options granted under the 1998 Long-Term Incentive Plan of $1.50 per share as to outstanding options (255,000 shares) and $2.5313 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on January 25, 1999, as to those shares not subject to outstanding options (25,000 shares).

This Registration Statement also serves as Post-Effective Amendment No. 1 to
Registration Statement on Form S-8, File No. 333-28287, which covered the
Registrant's 1993 Long-Term Incentive Plan.

PROSPECTUS

                                  252,649 Shares
                             NETSMART TECHNOLOGIES, INC.
                        Common Stock, par value $.01 per share

                      Nasdaq SmallCap Market Trading Symbol: NTST

          This Prospectus relates to 252,649 Shares of common stock of Netsmart Technologies, Inc., a Delaware corporation which may be sold from time to time by the Selling Stockholders named under the caption "Selling Stockholders."

          The Shares are issuable upon the exercise of Options granted or to be granted to the Selling Stockholders pursuant to our 1993 Long-Term Incentive Plan and 1998 Long-Term Incentive Plan (collectively, the "Plans"). If the Options are exercised, we will receive various amounts, ranging from $.70 to $1.50 per share, based on the exercise price of outstanding Options. If the Shares are sold, we will not receive any proceeds from the sale. We are paying the cost of this registration statement, estimated at approximately $5,000; but the Selling Stockholders will pay their own brokerage commissions and other expenses of sale.

          The Selling Stockholders may sell the Shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, ("Nasdaq"), in negotiated transactions or both. They may sell the Shares at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. The Selling Stockholders may also transfer Shares by gift. The Selling Stockholders may not transfer their Options except in case of death.

          The Selling Stockholders may sell the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals for their own account. The Selling Stockholders pay the broker-dealers a brokerage fee or a discount from the sales price. The purchaser of the Shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any Selling Stockholder for the sale of any of the Shares.


Investing in the Shares involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 3.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is January 29, 1999

                                AVAILABLE INFORMATION

          We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

          We have filed a registration statement with the Commission relating to the offering of the Shares. The registration statement contains information which is not included in this Prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its Web site.

          We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deems appropriate or as may be required by law. We use the calendar year as its fiscal year.

          You should rely only on the information contained in this Prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We have filed the following documents with the Commission. We are incorporating these documents in this Prospectus, and they are a part of this Prospectus.

   (1) Our Annual Report on Form 10-K for the year ended December 31, 1997, which we amended by an amendment on Form 10-K/A;

   (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   (3)      Our Proxy Statement for its 1998 Annual Meeting of Stockholders;

   (4) Our Current Report on Form 8-K, dated June 30, 1998, which we filed with the Commission on July 17, 1998, and amended by a Form 8-K/A which we filed with the Commission on July 28, 1998; and

   (5) The Company's Registration Statement on Form 8-A, which became effective on August 13, 1996.

          We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part this Prospectus from the date we file the documents with the Commission.

          If we file with the Commission any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the Commission.

          We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Anthony F. Grisanti, Chief Financial Officer, Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751, telephone (516) 968-2000, if you wish to receive any of such material.

                                  RISK FACTORS

          The statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. In particular, statements in this Prospectus, including any material incorporated by reference in this Prospectus, that state our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are "forward-looking statements." Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors," those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for the year ended December 31, 1997, the Form 10-Q for the quarter ended September 30, 1998 and in any other filings which are incorporated by reference in this Prospectus, as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

                                  RISK FACTORS

          An investment in our Common Stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

          1. We have a working capital deficiency and need significant additional funds. We had a working capital deficit of $526,000 at September 30, 1998, as compared to a working capital deficit of $537,000 at December 31, 1997, and our cash position decreased from $855,000 at December 31, 1997 to $28,000 at September 30, 1998. As a result of both our low cash position and our working capital deficit, we require immediate and significant additional funds for our operations.

          During 1998, our principal source of funds, other than revenue, was an accounts receivable financing agreement with our asset based lender pursuant to which we may borrow up to 80% of eligible accounts receivable up to a maximum of $2.0 million. At September 30, 1998, the outstanding borrowings under this facility was $1,064,000. With the consent of the asset-based lender, we have, from time to time, exceeded the maximum borrowing level.

          We believe that we need significant working capital to develop our business and to increase our marketing, sales and services efforts. We do not have any source of such funding, and, if we fail to raise money when we need it, our business could suffer significantly.

          2. We have a history of losses. We have had significant losses since our organization. For the nine months ended September 30, 1998, we had a net loss of $234,000, or $.08 per share, which reflects income from continuing operations of $147,000, or $.06 per share, and a loss from discontinued operations of $381,000, or $.14 per share. For the years ended December 31, 1997 and 1996, we had net losses of $3.5 million, or $.48 per share, and $6.6 million, or $1.28 per share.

          Our health information systems and related services, which is our only ongoing business, represented our principal source of revenue through September 30, 1998. Although this business generated income for the nine months ended September 30, 1998, we may not be profitable in the future.

          3.  We  discontinued   our  CarteSmart   division.   During  1998,  we
discontinued our CarteSmart division. On June 30, 1998, we sold this division to a corporation formed by the former management of such division.

          4. Our business is subject to the effect of technological advances and possible product obsolescence. Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business is designed to take advantage of recent advances in software, computer and communications technology. Such technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. If we cannot use such new technology, it would have a significant adverse effect upon our business.

          5. We are dependent upon government contracts. We market our health information systems principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, approximately 48%, 34%, and 31%, respectively, of our revenue was generated from contracts with government agencies. Government agencies generally have the right to cancel contracts at their convenience.

          6. Our industry is highly competitive. Our customers in the human services market include entitlement programs, managed care organizations, specialty care facilities and other major information technology users which have a need for access to information over a distributed data network. The software industry in general, and the health information software business in particular, are highly competitive. Although we believe that we provide our clients with software to enable them to perform their services more effectively, other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors.

          The health information systems business is served by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than we have, and we may not be able to compete effectively with such companies. Major vendors of health information systems include Shared Medical Systems Corp. and HBO & Company, although we believes that such companies market their products to segments of the heath care field other than the behavioral field, which is our principal market. We believe that price competition is a significant factor in our ability to market our health information systems and services.

          7. We depend on our management. Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, president and chief executive officer, John F. Philips, vice president -- marketing, and Gerald O. Koop, chief executive officer of our operating subsidiary, Creative Socio-Medics Corporation ("CSM"). We have employment agreements with Messrs. Conway, Phillips, Koop and Anthony F. Grisanti. Mr. Grisanti is our chief financial officer. Pursuant to these employment agreements, we pay our officers annual salary of approximately $560,000, in the aggregate, in addition to performance-based bonuses. Our business may be adversely affected if any of our key management personnel or other key employees left our employ. Furthermore, since the market for qualified personnel is highly competitive, we will compete with some of the major computer, communications and software companies as well as major corporations hiring in-house staff in seeking to hire employees, and we may not be able to hire qualified employees when we need them. We anticipate that we will continue to be largely dependent upon the services of our senior executive officers.

          8. We lack patent protection. We have no patent protection for our proprietary software. Although we require our employees and others to whom we disclose proprietary information to sign a non-disclosure agreement, such protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software and other proprietary information.

          9. We are subject to the effect of government regulations of health care industry. Substantially all of our revenue has been derived from our health information systems and services. The Federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers and insurance companies. We cannot predict the effect on our business of future regulations by governments and payment practices by government agencies or health insurers. Furthermore, changes in state regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, we may lose business if government agencies reduce funding for entitlement programs.

          10. Our principal stockholder and certain directors may have conflicts of interest. SIS Capital Corp. ("SISC"), a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"), a public company, is our largest stockholder, holding approximately 35.6% of the outstanding Common Stock as of December 31, 1998. Mr. Edward D. Bright, chairman of the board and a director of the Company, is also chairman, secretary, treasurer and a director of Consolidated, and Mr. Seymour Richter, a director of the Company, is president, chief executive officer and a director of Consolidated. Accordingly, Messrs. Bright and Richter may have a conflict of interest with respect to their positions with us and with Consolidated.

          SISC owns 1,210 shares of our Series D Preferred Stock, which is redeemable at our option of the Company for $1,000 per share, or an aggregate of approximately $1.2 million. Dividends on the Series D Preferred Stock are payable at the annual rate of $72,600 in equal semi-annual installments on April 1 and October 1 of each year commencing October 1, 1996. Dividends on the Series D Preferred Stock may be paid either in cash or in shares of Common Stock. No dividends have been paid since April 1997.

          11. We may be subject to control by SISC. Mr. Seymour Richter, as the chief executive officer of Consolidated and SISC, has the right to vote the shares owned by SISC. Accordingly, SISC and Mr. Richter, who is the chief executive officer of SISC, may be able to elect all of the directors and would thus be able to control the Company.

          12. We face the possibility of delisting from The Nasdaq System. Our Common Stock is presently listed on The Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires us to either maintain net tangible assets (i.e., total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years in order to maintain our listing. We are also required to meet certain corporate governance requirements. If we are unable to satisfy Nasdaq's requirements for continued listing, our stock may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in our Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." If the Common Stock is delisted by Nasdaq, the liquidity of our Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage, and lower prices for our Common Stock than might otherwise be attained.

          If our Common  Stock  were to be  delisted  from The  Nasdaq  SmallCap
Market, it may become subject to additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to such restrictions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the price of the Common Stock and your ability to sell our Common Stock.

          The Commission's regulations define a "penny stock" to be any equity security that has a market price which is less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our Common Stock as long as it is listed on The Nasdaq SmallCap Market.

          13. We do not anticipate paying Common Stock dividends. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and, accordingly, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

          14. Shares may be issued pursuant to warrants and options; and holders have certain registration rights. We may issue stock grants or options to purchase up to an aggregate 377,540 shares of Common Stock pursuant to the Plans, as in effect on December 31, 1998, of which 362,540 shares are subject to outstanding options. We have issued Series B Warrants to purchase 292,500 shares of Common Stock at an exercise price of $6.00 per share and 631,875 shares of Common Stock at an exercise price of $12.00 per share. These warrants expire December 31, 1999. During the term of such options and warrants, the holders will have the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. The holders of Series B Warrants have certain demand and piggyback registration rights. We will bear the cost of preparing such registration statements but will not receive any proceeds from the sale of shares of Common Stock pursuant thereto other than payment of the exercise price of the options or warrants being exercised. The existence of these registration rights, as well as the sale of shares of Common Stock pursuant to any registration statements which we may be required to prepare, may have a depressive effect on the price of the Common Stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which we can obtain additional equity financing. The holders of options and warrants are likely to exercise them at a time when we would otherwise be able to obtain capital on better terms than those provided by the options or warrants.

          15. The rights of the holders of Common Stock may be affected by the potential issuance of Preferred Stock. Our certificate of incorporation gives the board of directors the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The Preferred Stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock. Although we have no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, we may issue such shares in the future. Furthermore, if we issue Preferred Stock in a manner which dilutes the voting rights of the holders of Common Stock, our listing on The Nasdaq SmallCap Market may be impaired.


                                  USE OF PROCEEDS

          We will not receive any proceeds from the sale of the Shares. If any Selling Stockholders exercise Options, we will receive the exercise price of such Options. The Company will use any such proceeds for working capital and general corporate purposes.




                                  SELLING STOCKHOLDERS

          The  following   table  sets  forth  (i)  the  name  of  each  Selling
Stockholder,  (ii) any position,  office or other material relationship which he had with the Company or any of its affiliates during the last three years, (iii)
the number of shares of Common  Stock owned by him prior to the  offering,  (iv)
the number of shares of Common Stock offered by him, (v) the number of shares of
Common  Stock he would  own if he  exercise  all of his  Options  and  sells the
Shares, and (vi) his percentage ownership of Common Stock if he sells all of his
Shares.


                                     Shares of                 Shares of
                                   Common Stock               Common Stock                   Shares of                 Percentage
                                    Owned Prior           Offered For Account              Common Stock                   Owned
     Selling Stockholder           to Offering (1)       of Selling Stockholder       Owned After Offering (2)      After Offering
     -------------------           -------------         ----------------------       ----------------------        --------------

James L. Conway3                     127,582                       40,000                     87,582                      3.1%
Edward D. Bright4                     78,922                       56,922                     22,000                        *
John F. Phillips5                     73,922                       51,922                     22,000                        *
Gerald O. Koop6                       58,223                       37,984                     20,239                        *
Anthony F. Grisanti7                  52,461                       45,821                      6,640                        *
Seymour Richter8                      10,000                       10,000                          0                        *
Joseph G. Sicinski9                   10,000                       10,000                          0                        *

-----------------------
*         Less than 1%.


1 The number of shares of Common Stock owned by each person includes shares of Common Stock issuable upon the exercise of Options granted under the Plans that are currently exercisable or will become exercisable within 60 days of January 20, 1999, except as otherwise noted below.

2 The number of shares of Common Stock owned by each person after the offering assumes that such person exercises all of his Options and sells all of his Shares.

3         Mr.  Conway has been has been  president and a director of the Company since January 1996 and chief executive  officer since April 1998. From
          1993 until April 1998, he was president of S-Tech,  which, until April
          1998, was a wholly-owned  subsidiary of Consolidated that manufactures specialty  vending equipment for postal,  telecommunication  and other industries.  From 1997 until April 1998, Mr. Conway was also president of other subsidiaries of Consolidated engaged in manufacturing. Shares owned by Mr. Conway include (a) 40,000 shares of Common Stock issuable upon exercise of Options,  (b) 55,333 shares of Common Stock  issuable upon exercise of warrants  that have exercise  prices of $6.00 (18,333 shares) and $12.00  (35,000  shares),  and (c) 23,916 shares of Common
          Stock  issuable upon  exercise of warrants  held by Mr.  Conway's wife that have exercise  prices of $6.00 (9,666  shares) and $12.00 (14,250 shares).  Mr. Conway disclaims  beneficial interest in the secureities owned by his wife.  In addition,  Mr.  Conway was granted an option to purchase 50,000 shares of Common Stock pursuant to an amendment to the
          1998 Plan which was  approved  by the board of  directors,  subject to
          stockholder   approval  (the  "1998   Amendment").   The  registration
          statement  of  which  this  Prospectus  is a part  (the  "Registration
          Statement") does not options issuable pursuant to the 1998 Amendment.

4         Mr.  Bright  has been  chairman  of the  board and a  director  of the
          Company  since  April  1998.  He is also a  member  of the  audit  and compensation  committees of the board of directors. In April 1998, Mr.
          Bright  was also  elected  as  chairman,  secretary,  treasurer  and a director of Consolidated, a public company whose business, in addition to its interest in the Company,  includes technical temporary staffing services  through Trans Global  Services,  Inc.  ("Trans  Global"),  a
          public   corporation  in  which   Consolidated   is  the   controlling
          stockholder,  and telecommunications  services,  through a subsidiary, and chairman of the board and a director of Trans Global. From January
          1996 until  April  1998,  Mr.  Bright was an  executive  officer of or advisor to CSM,  a  subsidiary  of the  Company.  Shares  owned by Mr.
          Bright  include  51,922  shares  of  Common  Stock  issuable  upon the exercise of Options.  If Mr. Bright is a director on April 1, 1999, he will receive the automatic grant of an option to purchase 5,000 shares of Common Stock at the fair market value on such date. Such Shares are included in the Registration  Statement and in the table. In addition,
          Mr.  Bright was granted an option to purchase  45,000 shares of Common
          Stock pursuant the 1998 Amendment.



5 Mr. Phillips has been a director of the Company and vice president of CSM since June 1994 and vice president-marketing of the Company since 1996. Shares owned by Mr. Phillips include 51,922 shares of Common Stock issuable upon the exercise of Options. In addition, Mr. Phillips was granted an option to purchase 50,000 shares of Common Stock pursuant the 1998 Amendment.

6 Mr. Koop has been a director of the Company since June 1998. He has held management positions with CSM for more than the past five years, most recently as its chief executive officer, a position he has held since 1996. Shares owned by Mr. Koop include 37,984 shares of Common Stock issuable upon the exercise of Options. In addition, Mr. Koop was granted an option to purchase 50,000 shares of Common Stock pursuant the 1998 Amendment.

7 Mr. Grisanti has been treasurer of the Company since June 1994, secretary since February 1995 and chief financial officer since January 1996. Shares owned by Mr. Grisanti include 45,821 shares of Common Stock issuable upon the exercise of Options. In addition, Mr. Grisanti was granted an option to purchase 50,000 shares of Common Stock pursuant the 1998 Amendment.

8         Mr. Richter has been a director of the Company since April 1998.  Mr.
          Richter is a member of the Company's audit and compensation committees of the board of directors. Since April 1998, he has been president, acting chief executive officer and a director of Consolidated and a director of Trans Global. Shares owned by Mr. Richter represent 5,000 shares of Common Stock issuable upon the exercise of Options. If Mr. Richter is a director on April 1, 1999, he will receive the automatic grant of an option to purchase 5,000 shares of Common Stock at the fair market value on such date. Such Shares are included in the Registration Statement and in the table. In addition, Mr. Richter was granted an option to purchase 10,000 shares of Common Stock pursuant the 1998 Amendment.

9         Mr.  Sicinski has been a director of the Company since June 1998.  Mr.
          Sicinski is a member of the Company's audit and compensation committees of the board of directors. He is president and a director of the Trans Global, a position he held with Trans Global and its predecessor since September 1992. Since April 1998, he has also been chief executive officer of Trans Global. Shares owned by Mr. Sicinski represent 5,000 shares of Common Stock issuable upon the exercise of Options. If Mr. Sicinski is a director on April 1, 1999, he will receive the automatic grant of an option to purchase 5,000 shares of Common Stock at the fair market value on such date. Such Shares are included in the Registration Statement and in the table. In addition, Mr. Sicinski was granted an option to purchase 10,000 shares of Common Stock pursuant the 1998 Amendment.


                                  PLAN OF DISTRIBUTION

          The Selling Stockholders may sell the Shares from time to time in transactions (which may include block transactions) on Nasdaq, in negotiated transactions or both. They may sell the Shares at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. The Selling Stockholders may also transfer Shares by gift. The Selling Stockholders may not transfer their Options except in case of death.

          The Selling Stockholders may sell the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals for their own account. The Selling Stockholders pay the broker-dealers a brokerage fee or a discount from the sales price. The purchaser of the Shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any Selling Stockholder for the sale of any of the Shares.

          The Selling Stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

          The Selling Stockholders understand that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to its sales in the market. We have furnished the Selling Stockholders with a copy of Regulation M, and we have informed them that they should deliver a copy of this Prospectus when they sell any Shares.

                                  LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon by our counsel, Esanu Katsky Korins & Siger, LLP.

                                     EXPERTS

          The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Moore Stephens, P.C., independent certified public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                                  PART II

               INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Relevance.

          The following documents have been filed by Netsmart Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 0-21177) and are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by an amendment on Form 10-K/A;
          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
          (3) The Company's Current Report on Form 8-K, dated June 30, 1998, which we filed with the Commission on July 17, 1998, and amended by a Form 8-K/a which we filed with the Commission on July 28, 1998;
          (4) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997; and
          (5) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, which became effective on August 13, 1996.

          All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities hereby have been sold or which deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          The exhibit index appears on page II-2 of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable

Item 6.  Indemnification of Officers and Directors.

          Under the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

           Article   EIGHTH  of  the   Registrant's   Restated   Certificate  of
Incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

          The Company also maintains directors and officers liability insurance ("D&O Insurance"). The D&O Insurance covers any person who has been or is an officer or director of the Company or of any of its subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits


            4.1(1)  1993 Long-Term Incentive Plan.
            4.2(2)  1998 Long-Term Incentive Plan
            5.1     Opinion of Esanu Katsky Korins & Siger, LLP.
           23.1     Consent of Moore Stephens, P.C. (Page II-5)
           23.2     Consent of Esanu Katsky Korins & Siger, LLP (contained in
                    Exhibit 5.1 hereto).
           24.1     Power of Attorney (included on the signature page).





-------------------


1 Filed as an exhibit to the Registrant's registration statement on Form S-1, File No. 333-2550, which was declared effective by the Commission on August 13, 1996.

2 Included as Exhibit A to the Registrant's proxy statement dated August 13, 1998, relating to its 1998 Annual Meeting of Stockholders.


Item 9.  Undertakings.

          (a)      The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)      To  include  any  prospectus   required  by
                                     Section  10(a)(3) of the  Securities Act of
                                     1933, as amended (the "Securities Act");

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                            provided,  however,  that  paragraphs  (a)(1)(i) and
                            (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, State of New York on this th day of January, 1999.

                                            NETSMART TECHNOLOGIES, INC.


                                            By:  /S/ James L. Conway
                                            ----------------------------
                                            James L. Conway, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James L. Conway and Anthony F. Grisanti or either of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                              Title                       Date
---------                              -----                       ----

/S/ James L. Conway
-----------------------
James L. Conway                President, Chief Executive     January 29, 1999
(Principal Executive Officer)  Officer and Director


/S/ Anthony F. Grisanti
-----------------------
Anthony F. Grisanti            Chief Financial Officer        January 29, 1999
(Principal Financial
 and Accounting Officer)


/S/ Edward D. Bright
-----------------------
Edward D. Bright               Director                       January 29, 1999



----------------------
John F. Philips                Director                       January   , 1999


Gerald O. Koop                 Director                       January   , 1999


/S/ Seymour Richter
----------------------
Seymour Richter                Director                       January 29, 1999


/S/ Joseph G. Sicinski
----------------------
Joseph G. Sicinski             Director                       January 29, 1999

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the use in this Registration Statement on Form S-8 of our report dated March 26, 1998 [Except for Note 19, as to which the date is April 2, 1998], the financial statements of Netsmart Technologies, Inc. (the "Company"), which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference in this Registration Statement, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                                   MOORE STEPHENS, P.C.
                                                   Certified Public Accountants.

Cranford, New Jersey
January 29, 1999